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                                 EXHIBIT INDEX


                                                            Sequentially
                                                              Numbered
Exhibit No.                         Title                       Page
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    99.               Press Release dated May 27, 1997
                         issued by Ryder System, Inc.
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                                                                     EXHIBIT 99



RYDER AGREES TO SELL AUTOMOTIVE CARRIERS


        MIAMI, FLORIDA, May 27, 1997 -- Ryder System, Inc. (NYSE:R) has agreed in principle to sell Ryder Automotive Carrier Services, Inc. and another unit, RC Management Corp., to Allied Holdings, Inc. (NASDAQ:HAUL) for approximately $114.5 million in cash and assumption of the liabilities of the businesses, it was announced here today by Ryder Chairman, President and Chief Executive Officer M. Anthony Burns. The agreement in principle is contingent upon finalizing a definitive agreement for the sale and government regulatory approval. The sale, at a gain, is expected to close before the end of 1997.

        Ryder Automotive Carrier Services is the largest highway transporter of cars and trucks in North America, with operations in both the United States and Canada. In 1996, it accounted for almost $600 million of Ryder's $5.5 billion of revenue. Allied Holdings, Inc. is the parent of several subsidiaries engaged in the automotive distribution business.

        "This sale is another important step in our program to increase shareholder value and to transform Ryder into a less asset-based company that provides value-added, intelligent solutions for its customers," said Burns. "Ryder will now be focused sharply on our long-term contractual businesses of integrated logistics, truck leasing and public transportation services, which are not cyclical and have good returns."